Exhibit 10.36
January 31, 2006
Eric F. Brown
McAfee, Inc.
5000 Headquarters Drive
Plano, Texas 75024
          Re: Benefits
Dear Eric:
          This letter is to confirm in writing certain benefits that you receive, and will continue to receive, in your capacity as Executive Vice President and Chief Financial Officer for McAfee, Inc. This letter does not alter in any way your benefit package as approved by McAfee’s Compensation Committee.
Travel Expense Benefit: McAfee will pay for, or reimburse you for, all non-business travel expenses incurred by you for the purpose of traveling between Virginia and McAfee’s office in Plano, Texas (including coach class airfare, or such higher class as permitted by McAfee’s Travel Policy, and meal expense reimbursement).
Lodging Expense Benefit: While you are regularly traveling between Virginia and Plano, Texas, McAfee will provide you with (i) company paid corporate housing in the Plano, Texas area (including the payment of all fees, deposits and utilities) and (ii) a company paid rental car (including reimbursement for fuel costs) for your business and personal use while working from the Plano, Texas office.
Tax Gross Up: If the provision of the Travel Expense Benefit or Lodging Expense Benefit are determined to be taxable wages to you pursuant to the Internal Revenue Code, McAfee will make a payment to you (the gross up payment) to cover all taxes resulting from the Travel Expense Benefit or Lodging Expense Benefit such that the provision of these benefits is tax neutral to you.
This letter shall be made a part of your Employment Agreement and except as supplemented above; your Employment Agreement is ratified and confirmed in accordance with its terms.

Sincerely,

/s/ George Samenuk George Samenuk
Chairman and Chief Executive Officer
ACKNOWLEDGE AND AGREED

Eric F. Brown